Exhibit 99.1

EDUCATIONAL DEVELOPMENT CORPORATION ANNOUNCES

SALE AND LEASEBACK AGREEMENT OF HEADQUARTERS AND WAREHOUSE FACILITY

TULSA, OK, August 21, 2025 Educational Development Corporation (“EDC”, the “Company” or “Seller”) (NASDAQ: EDUC) (http://www.edcpub.com) today announced that on August 18, 2025, it executed a Commercial Real Estate Contract (“Contract”) with Buyer for the sale of the Company’s headquarters and distribution warehouse located at 5400-5402 South 122nd East Avenue, Tulsa, Oklahoma 74146 (the “Hilti Complex”).

The agreed upon sale price of the Hilti Complex per the executed Contract totalled $32,500,000. The proceeds from the sale will be utilized to pay off the Term Loans and Revolving Loan outstanding in the Credit Agreement with the Company’s Bank. At closing, EDC will assign the existing Hilti and Crusoe Energy tenant leases to the Buyer and will execute a separate Triple-Net Lease (the “Lease”) for its occupied space in the Hilti Complex. The sale agreement does not include the excess land parcel adjacent to the Hilti Complex which will remain under the ownership of EDC.

Per Craig White, President and Chief Executive Officer of Educational Development Corporation, “Over the last several weeks we have evaluated options to either sell the Hilti Complex or refinance it, with the proceeds to be used to pay back our borrowings with the bank. After this review, and with the support of the new buyer and our brokers, we have decided to proceed with executing a new Purchase/Sale Agreement. We expect to announce the buyer’s name following the initial 45 day due diligence period.”

“Selling the Hilti Complex and reducing our borrowings is in the best interest of our shareholders, and we expect to have limited working capital borrowings going forward. The interest saved on the reduced borrowings will exceed our monthly rental payments and we will no longer have monthly mortgage payments, providing an immediate improvement to our monthly cashflows. We also expect our cashflow from operations to be very strong in the upcoming years as we convert our excess inventory into cash.”

The Complex consists of multiple buildings totalling 402,000 square feet of rentable office and warehouse space on 37-acres. Approximately 183,800 square feet of the Hilti Complex is occupied by Hilti under a 15-year lease. In addition, approximately 110,000 square feet of the Hilti Complex is occupied by Crusoe AI under a 10-year lease. At closing, EDC will assign the existing third-party tenant leases to the Buyer and will execute a separate Triple-Net Lease (the “Lease”) for its occupied space in the Hilti Complex.

Per the terms of the Contract, the Buyer will have 45 days to complete due diligence, commencing August 18th, including necessary investigations, inspections, and reviews. The closing of the Contract is to be completed 45 days after the due diligence period. The Contract does not contain a financing contingency.

The terms of the lease will be 10 years, and the initial lease rate will be $8.00 per square foot, with 2.5% annual escalations. The Seller will also have two five-year renewal and extension options with 2.5% increases annually in the base rental rate of the preceding year. The Lease will also include triple-net terms, where the Seller will be responsible for utilities, insurance, property taxes, and regular maintenance.

About Educational Development Corporation (EDC)

EDC began as a publishing company specializing in books for children. EDC is the owner and exclusive publisher of Kane Miller Books (“Kane Miller”); Learning Wrap-Ups, maker of educational manipulatives; and SmartLab Toys, maker of STEAM-based toys and games. EDC is also the exclusive United States MLM distributor of Usborne Publishing Limited (“Usborne”) children’s books. EDC-owned products are sold via 4,000 retail outlets and EDC and Usborne products are offered by independent brand partners who hold book showings through social media, book fairs with schools and public libraries, in individual homes, as well as other in-person events and internet sales.

Contact:

Educational Development Corporation

Craig White, (918) 622-4522